Exhibit 10.1

FIRST AMENDMENT TO THE

MANITEX INTERNATIONAL, INC.

2019 EQUITY INCENTIVE PLAN

THIS FIRST AMENDMENT (this “Amendment”) to the Manitex International, Inc. 2019 Equity Incentive Plan (the “Plan”) is made effective June 3, 2020, by Manitex International, Inc., a Michigan corporation (the “Company”).

INTRODUCTION

The Company previously adopted the Plan and reserved the right to amend the Plan pursuant to Section 7(a) thereof. The Company now desires to amend the Plan to increase the number of shares of Company common stock authorized for issuance thereunder from 279,315 to 779,315, subject to the approval of the stockholders of the Company.

NOW, THEREFORE, subject to the approval of the Company’s stockholders at the 2020 Annual Meeting of the Company’s Stockholder, the Plan is amended by deleting the first full sentence of Section 4(a)(i) in its entirety and replacing it with the following:

“The number of shares with respect to which Awards may be granted under the Plan shall be 779,315 Shares, consisting of 279,315 Shares available for issuance under the Predecessor Plan as of the Effective Date and 500,000 additional Shares (collectively, the ‘Total Share Reserve’).”

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this First Amendment.

IN WITNESS WHEREOF, the Company has executed this First Amendment effective as of the date first set forth above.